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                                                                    Exhibit 23.1



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 3,500,000 shares of its common stock pertaining to the i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan and for the registration of 75,314 shares of its common stock pertaining to the Intertrans Logistics Solutions Limited 1997 Stock Incentive Plan of our report dated January 21, 1998 with respect to the consolidated financial statements of i2 Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

May 21, 1998